Exhibit 99.1

Socket Mobile Enters into New Bank Revolving Credit Line Agreements

NEWARK, CA, – October 18, 2011 – Socket Mobile, Inc. (NASDAQ: SCKT) today reported that it has entered into new domestic and international working capital revolving credit line agreements with Silicon Valley Bank and has activated the lines. Pursuant to these agreements, the Company may borrow up to $2.5 million, of which up to $1.5 million is based on qualified receivables from U.S. based customers and up to $1.0 million is based on qualified receivables from international customers. Borrowings under the line are secured with a first priority security interest in all assets of the Company including its intellectual property. The Agreements contain customary representations, warranties and covenants. A further description of the Agreements may be found in a Form 8-K being filed today by the Company.

About Socket Mobile, Inc.

With more than 19 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Socket Media Contact:
Krista Rogers
Marketing Communications Specialist
510-933-3055
krista@socketmobile.com

Socket Investor Contact:	Investor Relations Contact:
Dave Dunlap	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2011 Socket Mobile, Inc. All rights reserved.

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